Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

JOHN DEERE RECEIVABLES, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Restated Articles of Incorporation:

FIRST: The name of the corporation is JOHN DEERE RECEIVABLES, Inc.

SECOND: The Articles of Incorporation of the corporation were filed by the Secretary of State on the 15th day of July, 1992 and restated on the 30th day of September, 1992.

THIRD: The Articles of Incorporation, as amended to the date of the certificate, are hereby restated and set forth on the Certificate attached hereto.

Nathan J. Jones is the President of John Deere Receivables, Inc. and that Michael A. Harring is the Secretary of said corporation; that they have been authorized to execute the foregoing certificate by resolution of the board of directors, adopted by the unanimous written consent of the directors on the 14th day of May, 2002 and that the foregoing certificate sets forth the text of the Articles of Incorporation as amended to the date of the certificate.

Dated: May 18, 2002

JOHN DEERE RECEIVABLES, INC.

By:	/s/ Nathan J. Jones
Nathan J. Jones, President

and

By:	/s/ Michael A. Harring
Michael A. Harring, Secretary

STATE OF ILLINOIS	)
) SS.
COUNTY OF ROCK ISLAND	)

I, /s/ Sandra J. Paskvan, a notary public, do hereby certify that on this 15th day of May, 2002, personally appeared before me Nathan J. Jones, who being by me first duly sworn, declared that he is the President of John Deere Receivables, Inc., that he signed the foregoing documents as President of the corporation, and that the statements therein contained are true.

Notary Public

My commission expires: 3-22-03

CERTIFICATE OF INCORPORATION

(as Restated May 15, 2002)

OF

JOHN DEERE RECEIVABLES, INC.

FIRST. The name of the corporation is John Deere Receivables, Inc.

SECOND. The address of its registered office in the State of Nevada is One East First Street, in the City of Reno, County of Washoe. The name of its registered agent at such address if The Corporation Trust Company of Nevada.

THIRD. The purpose of the Corporation is limited to:

(1) to act as settlor or depositor of trusts formed under one or more trust agreements, pooling and servicing agreements or other agreement; (ii) to acquire, own, hold, and otherwise deal with (A) accounts, accounts receivable, other receivables, contract rights, chattel paper, instruments, documents, notes and other indebtedness (collectively, “Receivables”) arising out of agricultural, construction, forestry, commercial, and consumer equipment retail loan and installment sales contracts, wholesale installment sale and loan contracts, revolving change accounts, and credit card accounts and (B) any interest in the agricultural, construction, forestry, commercial, and consumer equipment, products, and accounts, if any, relating to sales which gave rise to Receivables, other security interests or liens and property subject thereto from time to time purporting to secure payment of Receivables, and guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of Receivables, whether pursuant to a contract related to Receivables or otherwise (collectively, “Related Security”); (iii) to sell and assign Receivables and issue evidences of ownership or assignment in respect thereof, and to secure the obligations of the corporation in connection with such sales, assignments and ownership, with (and pledge and grant liens on and security interests in) Receivables and Related Security acquired from time to time by the corporation and by other assets and properties which the corporation owns from time to time or in which it otherwise has a right, title or interest; (iv) to invest cash balances on an interim basis in certain short-term investments; (v) to execute, deliver and perform agreements evidencing, necessitated by or in connection with any and all of the foregoing or any and all of the activities and powers referred to in clause (vi) below; and (vi) to engage in activities incidental to and necessary to accomplish the foregoing.

FOURTH. The total number of shares of stock which the concretion shall have authority to issue is 1,000 all of which shall be voting common stock $1 par value.

FIFTH. The name and mailing address of the incorporator is as follows:

Name	Mailing Address
A. Paul Wilczynski	Deere Administrative Center John Deere Road Moline, Illinois 61265

SIXTH. The corporation is to have perpetual existence.

SEVENTH. (1) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

(2) Except as otherwise provided herein, the directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the corporation.

(3) The number of directors of the corporate shall be as from time to to time fixed by, or in the manner provided in, the Bylaws of the corporation. Election of directors need not be by written ballot unless the Bylaws so provide. The corporation shall, at all times, have at least two directors (“Independent Directors”) and two officers (“Independent Officers”) each of whom is not (i) an officer, director, employee or affiliate of the corporation or a supplier or direct customer of the corporation or any of its affiliates; (ii) a person related to any officer or director of any affiliate; (iii) a holder (directly or indirectly) of more than 5% of any voting securities of any affiliate of the corporation; (iv) a person related to a holder (directly or indirectly) of more than 5% of any voting securities of any affiliate of the corporation; (v) a holder (directly or indirectly) of any securities of the corporation; (vi) a person related to a holder (directly or indirectly) of any securities of the corporation; or (vii) a person who has served as a trustee in bankruptcy for any affiliate of the corporation. In the event of the death, incapacity, resignation or removal of one or more Independent Directors and/or one or more Independent Officers, the Board of Directors shall promptly appoint the same number of successor Independent Directors and/or Independent Officers, as the case be; provided, however, that the Board of Directors shall not vote any matter unless and until at least two Independent Directors have been duly appointed to serve on the Board. Any person serving as an Independent Director may also serve as an Independent Officer.

(4) To the fullest extent permitted by applicable law, including the General Corporation Law of the State of Nevada, as in effect from time to time, the Independent Director’s fiduciary duty in respect of any decision on any matter referred to in the Eleventh Article shall be to the corporation (including its creditors) rather than to the corporation’s stockholders.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject nevertheless, to the provisions of the General Corporation Law of the State of Nevada (the

“GCL”), this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

(6) The corporation’s funds and other assets will not be commingled with those of any direct or ultimate parent of the corporation or any affiliate of any such parent.

(7) The corporation will maintain separate corporate records and books of account from those of any direct or ultimate parent of the corporation and will account for and manage all of its liabilities separately from those of any direct or ultimate parent of the corporation or any affiliate of any such parent, including payment by the corporation of all payroll and other administrative expenses and taxes from its own assets.

(8) The corporation will maintain its own separate telephone number, invoices and letterhead.

(9) The names and business addresses of the first Board of Directors, which shall be five in number, are as follows:

Name	Mailing Address
F.S. Cottrell	Deere Administrative Center John Deere Road Moline, Illinois 61265
J.W. England	Deere Administrative Center John Deere Road Moline, Illinois 61265
Paul E. Gipson	Gipson & Associates Suite 3630 200 West Madison Chicago, IL 60606
P.E. Leroy	Deere Administrative Center John Deere Road Moline, Illinois 61265
E.L. Schotanus	Deere Administrative Center John Deere Road Moline, Illinois 61265

EIGHTH. A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of Nevada for authorization, approval or ratification of transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH. No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to Section 300 of Title 78 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article TENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modifications.

ELEVENTH. Without (A) the unanimous vote of the entire Board of Directors and (B) the affirmative vote of a majority of the stockholders of the corporation entitled to vote thereon at a special meeting of stockholders of the corporation, the corporation shall not take any corporate action in connection with (i) any deletion, amendment, supplement or other modification with respect to this Certificate of Incorporation; (ii) any amendment, supplement or other modification with respect to Article III Section 3, Article III Section 10, Article IV Section 4, Article IV Section 5 and Article VII Section 2 of the By-Laws of the corporation; (iii) the institution of any proceeding by or against the corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or seeking any assignment for the benefit of the corporation’s creditors, or any admission by the corporation in writing of its inability to pay its debts generally as they become due or any corporation action in furtherance of any of the foregoing; (iv) any increase, reduction or reclassification of capital stock of, or any reduction in the capital of, the corporation, or any issuance of additional shares of capital stock of the corporation; (v) the conducting by the corporation of any business or activity not permitted by the Third Article of this Certificate of Incorporation; (vi) any conveyance, sale, transfer, lease or other disposition of (whether in one transaction or in a series of transaction) all, or substantially all, of the assets of the corporation (whether now owned or hereafter acquired) to, or the purchase, lease or other acquisition of all or substantially all of the assets (except for purchases, conveyances, sales, transfers, leases and other acquisitions or dispositions of Receivables, Related Security and proceeds thereof in the ordinary course of the corporation’s business in accordance with the Third Article of this Certificate of Incorporation); or (vii) any whole or partial liquidation, winding up or dissolution of the corporation.

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that otherwise so empowers the corporation, the corporation will not take any corporate action in connection with (a) any merger of the corporation into, or consolidation or amalgamation of the corporation with, any other person or entity or (b) any merger of any other person or entity into the corporation unless all of the following conditions are satisfied:

(1) the corporation formed by such consolidation, amalgamation or merger (i) shall be a corporation organized and existing under the laws of the United States of America, any state thereof of the District of Columbia, (ii) shall have a certificate of incorporation containing provisions identical to the provisions of the Third Article of this Certificate of Incorporation, and (iii) shall expressly assume the due and punctual payment and performance of all obligations of the corporation in connection with all indebtedness of the corporation;

(2) immediately after giving effect to such transaction, no default or event of default shall have happened and be continuing under any agreement to which the corporation is a party; and

(3) such action shall be authorized by (i) the affirmative vote of a majority of the stockholders of the corporation entitled to vote thereon and (ii) the unanimous vote of the entire Board of Directors.

TWELFTH. The Board of Directors, by the affirmative vote of a majority of the whole Board, and irrespective of any personal interest of its members, shall have authority to provide reasonable compensation of all directors for services, ordinary or extraordinary, to the corporation as directors, officers or otherwise.

THIRTEENTH. Meetings of stockholders and directors may be held outside the State of Nevada, if the Bylaws so provide. The books and records of the corporation may be kept (subject of provisions contained in the statutes) outside the State of Nevada.

FOURTEENTH. Each person who is or was a director or officer of the corporation, and each person who serves or served at the request of the corporation as a director or officer (or equivalent) of another enterprise, shall be indemnified by the corporation to the fullest extent authorized by the General Corporation Law of Nevada as it may be in effect from time to time, except as to any action, suit or proceeding brought by or on behalf of a director or officer without prior approval of the Board of Directors.